Exhibit 99.1

Poore Brothers Names Eric Kufel Chief Executive Officer;

Elects Larry Polhill Chairman of Board of Directors;

Terminates Shadewell Grove, LLC Letter of Intent

GOODYEAR, Ariz. - February 15, 2006 - Poore Brothers (Nasdaq: SNAK) is pleased to announce the appointments of Mr. Eric J. Kufel as Chief Executive Officer and Director and Mr. Larry Polhill as Chairman of the Board of Directors, effective February 14, 2006. The Company also communicated that the Company terminated its previously announced letter of intent to acquire certain Mrs. Fields® licensing rights and related assets from Shadewell Grove, LLC.

The Company announced that Mr. Kufel agreed to return to the Company as Chief Executive Officer and will remain a Director of the Company.  Mr. Kufel was President, Chief Executive Officer and a Director of the Company from February 1997 to August 2004 and Chairman of the Company’s Board of Directors from August 2004 until February 2006.

Mr. Polhill was elected Chairman after serving as a member of the Board of Directors since August 18, 2004.  Mr. Polhill is President, CEO and Chairman of the Board of Directors of American Pacific Financial Corporation and a Manager of Capital Foods, LLC, a private investment company which is the largest shareholder of Poore Brothers.  Mr. Polhill has an extensive background in corporate finance and mergers and acquisitions.  During his over 25 years of business experience, he has been involved as an officer, director or financier of a wide diversity of businesses, including companies in the consumer, retail, and food (salted snacks, popcorn and baked goods) industries.

“We are thrilled that Eric has agreed to return to the Company as Chief Executive Officer,” stated Mr. Polhill.  “The Board believes his leadership and strategic abilities will serve the Company well as we work together to build shareholder value.”

Mr. Kufel commented, “I am excited about leading the Company and look forward to driving positive change in strategy and discipline, with a focus on improving long-term shareholder value.  Since returning as Interim CEO, we have taken immediate steps to improve the profitability of the existing business and have begun actively pursuing acquisition candidates in a variety of new food and consumer product categories.  We plan to continue developing innovative new brands, though the company will not make significant investments in their launch until they prove viable in small-scale test markets. This shift in philosophy is intended to mitigate the financial risk of launching new products as unsuccessful launches have erased much of the company’s underlying financial progress over the past several years.”

The Company stated that its T.G.I. Friday’s® brand has continued to grow since its launch in 2000.  In 2006, the Company intends to focus on profitable growth for its flagship brand by improving the effectiveness of its marketing programs and strengthening its trade promotion system to more efficiently and effectively invest in growth programs.

The Company also announced that Mr. Shannon Bard resigned from the Board.  The Company expressed gratitude to Mr. Bard for his many and significant contributions to the business.  There were no disagreements that led to Mr. Bard’s personal decision to resign.

Mr. Kufel concluded, “Looking forward, our 2006 goals include closing one or more strategic acquisitions, returning the existing business to profitability through disciplined growth strategies and improved efficiencies, and to test market new brand concepts.  We are dissatisfied with our financial results in 2005 and we are making swift and aggressive actions to return the business to its historical path of revenue and net income growth.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.